Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-51585, 333-100224, 333-117258) of our report dated June 26, 2008 relating to financial statements of The Pep Boys Savings Plan for the year ended December 31, 2007, which appears in this Form 11-K.

/s/ Parente Randolph, LLC
Philadelphia, Pennsylvania
June 26, 2008